Exhibit 10.19

December 12, 2013
Craig Hunsaker
XXXX Ave.
XXXX, CA XXXXX
Dear Craig:
This letter confirms your voluntary resignation from NuVasive, Inc., which you communicated today. You have been a valued member of the NUVA Leadership Team, and we desire your continued employment during a transition period, as well as ongoing consulting services from you for a period thereafter. This letter contains the general terms and conditions of your employment transition and consulting services (together, the “Services”).
Continuing Employment:
You will remain a full-time Shareowner through March 31, 2014 (“Employment Term”);
During the Employment Term, you will retain your current title (Senior Vice President, Global Human Resources), and current rate of pay ($27,916.67 per month) and will continue to perform the full responsibilities of this role until a successor is identified and onboarded (at which time we will discuss a modification of your responsibilities);
You will be eligible to participate in the 2013 Company/Corporate Bonus as currently contemplated and on par with other Executives;
During the Employment Term, your duties will continue to include Shareowner engagement, HR team retention, management training and development, and you will participate in the recruiting, hiring and onboarding of your replacement.
Consulting Services:

•	After the Employment Term, you agree to provide consulting services through September 30, 2015 (“Consulting Term”);

•	The Services will be comprised of the following material terms:

o
Scope of Services: As reasonably requested, but including Shareowner engagement, HR development/retention, etc.; also to include a monthly report regarding recent legal developments that impact employment, hiring/onboarding/terminations, and other topics of interest to NuVasive or hiring in general.

o	Time Commitment: Not to exceed 20 hours per month;

o	Consulting Fee: $43,000 per month (through 9/30/2015); COBRA coverage through 9/30/2015;

o
Competitive Restriction: During the term of the Services, you agree not to compete with the Company (as generally set forth in the NuVasive Proprietary Information and Inventions Assignment Agreement (“PIIA”).

The consulting term can be extended beyond 9/30/2015 at $10,000 per month at NuVasive’s election.
This letter supersedes and replaces all other agreements containing the terms and conditions of your employment - whether written or verbal - with the exception of the PIIA. You will also promptly execute the Company’s standard form general release.
Craig, you have been instrumental in helping NuVasive grow rapidly, deliver new and creative products, leverage resources for profitability and exercise Absolute Responsiveness® to the maximum level. I look forward to you

Exhibit 10.19

continuing that contribution by providing the Services and assisting the Company with its march toward becoming a $1B start-up.
Very truly yours,
NUVASIVE, INC.
/s/ Alex Lukianov
Alex Lukianov

Please sign below no later than Friday, December 13, 2013, indicating your understanding and acceptance of this transitional role and return the fully executed letter to Jason Hannon. You should keep a copy of this letter for your records.

Dated:	December 13, 2013	/s/ Craig Hunsaker
Craig Hunsaker